Exhibit 99.1

Tenneco Reports First Quarter Earnings of 13-Cents Per Diluted Share; Up 18% Year-Over-Year

LAKE FOREST, Ill.--(BUSINESS WIRE)--Tenneco (NYSE: TEN):

  Total revenue up 12% year-over-year to $1.56 billion
  Europe segment EBIT improves 78% year-over-year
  Cash flow from operations improves $26 million
  North America profitability impacted by American Axle strike, general economic conditions

Tenneco (NYSE: TEN) reported first quarter net income of $6 million, or 13-cents per diluted share, compared with $5 million, or 11-cents per diluted share, in first quarter 2007. Adjusted for the items below, net income was $10 million, or 20-cents per diluted share, even with a year ago. The tables in this press release reconcile GAAP results to non-GAAP results and the comparative 2007 results reflect adjustments made in Tenneco’s restated financial statements filed in August 2007.

EBIT (earnings before interest, taxes and minority interest) was $39 million, versus $49 million a year ago. Adjusted EBIT was $43 million, compared with $51 million in first quarter 2007. EBITDA (EBIT before depreciation and amortization) was $94 million versus $97 million the previous year. Adjusted EBITDA was slightly down at $98 million versus $99 million a year ago.

“We faced the most challenging North American industry conditions we have seen in a long time, marked by lower OE volumes including the impact of the American Axle strike on significant Tenneco-supplied GM platforms. We took immediate steps to flex down our operations in response to these volume declines,” said Gregg Sherrill, chairman and CEO, Tenneco. “Our results also reflect our continued progress toward greater geographic balance – highlighted by significant profit improvement in our Europe segment and ongoing growth in Asia – and the benefit of our variable rate debt strategy that lowered interest expense.”

Adjusted first quarter 2008 and 2007 results:

	Q1 2008				Q1 2007
	EBITDA	EBIT	Net Income	Per Share	EBITDA	EBIT	Net Income	Per Share
Earnings Measures	$ 94	$ 39	$ 6	$ 0.13	$ 97	$ 49	$ 5	$ 0.11

Adjustments (reflects non-GAAP measures):

Restructuring and restructuring related expenses	4	4	3	0.06	2	2	1	0.02
Charges related to refinancing	-	-	-	-	-	-	4	0.07
Tax Adjustments	-	-	1	0.01	-	-	-	-

Non-GAAP earnings measures	$ 98	$ 43	$ 10	$ 0.20	$ 99	$ 51	$ 10	$ 0.20

First quarter 2008 adjustments:

  Restructuring related expenses of $4 million pre-tax, or 6-cents per diluted share;
  Non-cash tax adjustments of $1 million, or 1-cent per diluted share, mostly for changes in the company’s estimates for tax matters subject to audit.

First quarter 2007 adjustments:

  Restructuring related expenses of $2 million pre-tax, or 2-cents per diluted share;
  Charges of $5 million pre-tax, $4 million after-tax, or 7-cents per diluted share, associated with refinancing the senior credit facility.

First quarter revenue increased 12% to $1.56 billion, driven by favorable currency exchange rates and growth in the Asia Pacific and South America regions. Revenue in the quarter was negatively impacted by industry production volume declines in North America and the American Axle strike. The company estimates the strike resulted in lost revenue of approximately $50 million on key Tenneco-supplied GM platforms. The quarterly revenue growth included an increase in substrate sales to $421 million from $343 million in first quarter 2007. Excluding substrate sales and the benefit of $114 million in favorable currency -- primarily the strong Euro -- revenue decreased 1% from a year ago.

The company’s Europe segment continued to strengthen its EBIT margin performance with a 56% improvement year-over-year in the quarter. However, lower profitability in the North American operations as a result of lower OE volumes on light vehicle platforms and ride control commercial vehicle platforms as well as the American Axle strike drove consolidated EBIT margin down to 2.5% from 3.5% in first quarter 2007. Lower global aftermarket sales, which typically carry higher margins, also impacted EBIT margin.

In spite of the economic conditions in North America, cash from operations in the quarter improved $26 million to a use of $67 million versus $93 million a year ago, primarily on the strength of working capital improvements.

At quarter-end, debt net of cash balances was $1.302 billion, compared with $1.322 billion at the end of first quarter 2007. Cash balances were $161 million versus $136 million the prior year. Total debt was $1.463 billion versus $1.458 billion a year ago. At the end of the quarter, the ratio of debt net of cash balances to adjusted LTM (last twelve months) EBITDA improved to 2.7x, compared with 3.2x at the end of first quarter 2007.

Gross margin in the quarter was 15.0% compared with 15.8% in first quarter 2007. Industry production volume declines in North America, including the impact of the American Axle strike, higher substrate sales (27% of total revenue compared with 25% a year ago) and a lower percentage of revenue generated from aftermarket sales accounted for the decrease.

Steel costs in the quarter increased $10 million year-over-year. As successfully done in the past, Tenneco is working to offset these costs with low-cost country sourcing, material substitutions and cost reductions as well as recovery through aftermarket price increases and with OE customers. Steel recovery negotiations with some OE customers are already complete and the company anticipates having nearly all the agreements done by the end of the second quarter.

SGA&E (selling, general, administrative and engineering) expenses in the quarter increased to 9.0% of sales versus 8.7% a year ago. The increase was driven by higher planned spending on engineering in preparation for new emission control and ride control platform launches beginning in 2010. In addition, the overall volume decline in North America and the impact of the American Axle strike drove the SGA&E ratio higher than expected. Higher engineering costs were partially offset by the recovery in the quarter of $2 million in engineering expense from a customer, which was referenced in the company’s fourth quarter 2007 earnings release.

“Given the current environment, we continue to take steps to reduce costs, improve manufacturing efficiency and drive profitability while maintaining the investments required for our longer-term global growth initiatives,” Sherrill said.

NORTH AMERICA

  OE revenue was $550 million, up from $509 million a year ago. Excluding a 31% increase in substrate sales and $2 million in favorable currency, revenue was $331 million versus $343 million in first quarter 2007. The decrease was driven by a 7% year-over-year industry light vehicle production decline including the American Axle strike, which impacted production volumes on key GM platforms with Tenneco ride and emission control content including the Silverado and Sierra pick-ups, the Suburban, Yukon, Trailblazer and Envoy SUVs, the Hummer H2 and GM’s full-size vans.
  Aftermarket revenue was $133 million, down from $134 million a year ago. Excluding currency, revenue was $131 million, driven by lower ride and emission control sales.
  EBIT for North American operations was $9 million versus $30 million in first quarter 2007. First quarter 2008 and first quarter 2007 EBIT both include $1 million in restructuring costs. Adjusted for restructuring, EBIT was $10 million compared with $31 million a year ago.
  The decrease in EBIT was primarily driven by OE industry volume declines and investments for new business.

--	Earnings on new emission control platforms launched last year were more than offset by volume declines on other emission control platforms, resulting in a $2 million decrease in EBIT.

--	Investments to grow the business also impacted EBIT including $4 million in higher engineering expenses to prepare for new ride and emission control 2010 platform launches and a $3 million increase in depreciation expense related to capital expenditures to support 2007 emission control platform launches.

--	EBIT was also negatively impacted by $11 million due to a combination of OE ride control volume declines on both light vehicle platforms (particularly the volume effect of the American Axle strike) and higher-margin commercial vehicle programs, as well as lower aftermarket sales.

EUROPE, SOUTH AMERICA AND INDIA

  Europe OE revenue was $555 million, up from $494 million in first quarter 2007. Excluding substrate sales and $72 million in favorable currency, revenue was $349 million versus $356 million. The decrease was largely the result of a decline in alloy surcharge recovery due to the positive impact of lower nickel prices.
  Europe aftermarket revenue was $87 million compared with $80 million a year ago. Excluding favorable currency, revenue was $76 million. The decline was due to lower emission control product sales, which were partially offset by stronger ride control sales.
  South America and India revenue increased to $94 million from $70 million a year ago. Excluding substrate sales and currency, revenue was $70 million versus $62 million, driven by strong OE and aftermarket volumes in South America.
  EBIT for Europe, South America and India increased to $25 million from $13 million a year ago. Adjusted for restructuring in each quarter, EBIT was $28 million compared with $14 million in first quarter 2007. The strong EBIT improvement was driven by significant manufacturing efficiency improvements across all regions.

ASIA PACIFIC

  Asia revenue increased 28% to $90 million, versus $70 million in first quarter 2007. Excluding substrate sales and currency, Asia revenue was $54 million, versus $44 million a year ago driven by higher OE emission control volumes in China.
  Australia revenue rose 21% to $51 million, from $43 million in the same period one year ago. Excluding currency and substrate sales, revenue was $38 million, even with first quarter 2007.
  Asia Pacific EBIT was $5 million, compared with $6 million a year ago. The benefit of higher OE volumes in China was more than offset by the combination of a $1 million charge related to the bankruptcy of a major aftermarket customer in Australia and manufacturing inefficiencies in Australia.

OUTLOOK

Tenneco expects little change in general industry conditions throughout the remainder of the year. In North America, Tenneco anticipates OE production volumes to remain down year-over-year; however, the company anticipates a mix improvement in North America as current labor issues within the industry are resolved. Current production schedules indicate that Europe will remain relatively stable in the second quarter, and that growth markets in South America and Asia should continue to expand. The company also expects some softness in the global aftermarket.

“Tenneco has a solid record of overcoming industry challenges by taking a disciplined approach to cost management and driving the organization to operate as efficiently as possible,” said Sherrill. “We are better positioned today to weather these downturns and, as we did in the first quarter, we will take the necessary steps to bring down our costs and manage through market challenges.”

“The good news is that the current industry challenges have not impacted the fundamentals driving our mid to long-term growth opportunities,” Sherrill said. “Tightening vehicle emission regulations worldwide continue to generate new emission control business and broaden our market balance through further penetration of the commercial vehicle segment.”

Tenneco’s higher engineering investment this quarter was, in part, directly related to new diesel aftertreatment business the company has won globally with medium and heavy-duty truck engine manufacturers for 2010 platforms, and with off-road engine manufacturers to meet the stricter off-road emission standards that begin in 2011. This new business is included in Tenneco’s projection earlier this year that the company will achieve an average compounded annual OE revenue growth rate of 11% to 13% between 2008 and 2012.

Attachment 1:

Statements of Income – 3 Months

Balance Sheets

Statements of Cash Flow – 3 Months

Attachment 2:

Reconciliation of GAAP Net Income to EBITDA – 3 Months

Reconciliation of GAAP to Non-GAAP Earnings Measures – 3 Months

Reconciliation of GAAP Revenue to Non-GAAP Revenue Measures – 3 Months

Reconciliation of Non-GAAP Measures – Ratio of Debt Net of Cash to Adjusted EBITDA – LTM

CONFERENCE CALL

The company will host a conference call on Thursday, April 24, 2008 at 10:30 a.m. EDT. The dial-in number is 888-790-1408 (domestic) or 773-756-0157 (international). The passcode is TENNECO. The call and accompanying slides will be available on the financial section of the Tenneco web site at www.tenneco.com. A recording of the call will be available one hour following completion of the call on April 24, 2008. To access this recording, dial 888-662-6640 (domestic) or 402-220-6411 (international). The purpose of the call is to discuss the company’s operations for the quarter, as well as other matters that may impact the company’s outlook. A copy of the press release is available on the financial and news sections of the Tenneco web site.

Tenneco is a $6.2 billion manufacturing company with headquarters in Lake Forest, Illinois and approximately 21,000 employees worldwide. Tenneco is one of the world’s largest designers, manufacturers and marketers of emission control and ride control products and systems for the automotive original equipment market and the aftermarket. Tenneco markets its products principally under the Monroe®, Walker®, Gillet™ and Clevite®Elastomer brand names.

This press release contains forward-looking statements. Words such as “hopes,” “may,” “expects,” “anticipate,” “will,” and “outlook” and similar expressions identify forward-looking statements. These forward-looking statements are based on the current expectations of the company (including its subsidiaries). Because these forward-looking statements involve risks and uncertainties, the company's plans, actions and actual results could differ materially. Among the factors that could cause these plans, actions and results to differ materially from current expectations are:

(i) changes in automotive manufacturers' production rates and their actual and forecasted requirements for the company's products;

(ii) the company's resultant inability to realize the sales represented by its awarded book of business which is based on anticipated pricing for the applicable program over its life, and is subject to increases or decreases due to changes in customer requirements, customer and consumer preferences, and the number of vehicles actually produced by customers;

(iii) increases in the costs of raw materials, including the company’s ability to successfully reduce the impact of any such cost increases through materials substitutions, cost reduction initiatives, customer recovery and other methods;

(iv) the cyclical nature of the global vehicular industry, including the performance of the global aftermarket sector, and changes in consumer demand and prices, including longer product lives of automobile parts and the cyclicality of automotive production and sales of automobiles which include the company's products, and the potential negative impact on the company's revenues and margins from such products;

(v) the company's continued success in cost reduction and cash management programs and its ability to execute restructuring and other cost reduction plans and to realize anticipated benefits from these plans;

(vi) the general political, economic and competitive conditions in markets and countries where the company and its subsidiaries operate, including the strength of other currencies relative to the U.S. dollar and currency fluctuations and other risks associated with operating in foreign countries;

(vii) governmental actions, including the ability to receive regulatory approvals and the timing of such approvals;

(viii) changes in capital availability or costs, including increases in the company's costs of borrowing (i.e., interest rate increases), the amount of the company's debt, the ability of the company to access capital markets and the credit ratings of the company's debt;

(ix) the cost and outcome of existing and any future legal proceedings, and compliance with changes in regulations, including environmental regulations;

(x) workforce factors such as strikes or labor interruptions;

(xi) the company's ability to develop and profitably commercialize new products and technologies, and the acceptance of such new products and technologies by the company's customers and the market;

(xii) further changes in the distribution channels for the company's aftermarket products, further consolidations among automotive parts customers and suppliers, and product warranty costs;

(xiii) changes by the Financial Accounting Standards Board or other accounting regulatory bodies to authoritative generally accepted accounting principles or policies;

(xiv) acts of war, riots or terrorism, including, but not limited to the events taking place in the Middle East, the current military action in Iraq and the continuing war on terrorism, as well as actions taken or to be taken by the United States or other governments as a result of further acts or threats of terrorism, and the impact of these acts on economic, financial and social conditions in the countries where the company operates; and

(xv) the timing and occurrence (or non-occurrence) of transactions and events which may be subject to circumstances beyond the control of the company and its subsidiaries.

The company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date of this press release. Additional information regarding these risk factors and uncertainties is detailed from time to time in the company's SEC filings, including but not limited to its report on Form 10-K for the year ended December 31, 2007. Please see “Outlook” under “Management’s Discussion and Analysis of Financial Conditions and Results of Operations” included in the company’s form 10-K for the year ended December 31, 2007 for information regarding the company’s revenue projection. Further information can be found on the company's web site at www.tenneco.com.

			ATTACHMENT 1

TENNECO INC. AND CONSOLIDATED SUBSIDIARIES
STATEMENTS OF INCOME
Unaudited
THREE MONTHS ENDED MARCH 31,
(Millions except per share amounts)

	2008		2007 (1)
Net sales and operating revenues	$1,560		$1,400

Costs and Expenses
Cost of Sales (exclusive of depreciation shown below)	1,326	(a)	1,179	(c)
Engineering, Research and Development	36		27
Selling, General and Administrative	105	(a)	95	(c)
Depreciation and Amortization of Other Intangibles	55		48
Total Costs and Expenses	1,522		1,349

Loss on sale of receivables	(2)		(2)
Other Income	3		-
Total Other Income / (Expense)	1		(2)

Income before Interest Expense,
Income Taxes, and Minority Interest
North America	9	(a)	30	(c)
Europe, South America & India	25	(a)	13	(c)
Asia Pacific	5		6
	39		49
Less:
Interest expense (net of
interest capitalized)	25		40	(d)
Income tax expense	5	(b)	2
Minority interest	3		2
Net Income	6		5

Average common shares outstanding:
Basic	46.3		45.4
Diluted	47.7		47.3

Earnings per share of common stock:
Basic	$0.14		$0.11

Diluted	$0.13		$0.11

(a) Includes restructuring and restructuring related charges of $4 million pre-tax, $3 million after tax or $0.06 per share. Of the adjustment $3 million is recorded in cost of sales and $1 million is recorded in SG&A. Geographically, $1 million is recorded in North America and $3 million in Europe, South America and India.

(b) Includes a $1 million or $0.01 per share tax charge to increase the reserve for changes in the company's estimates for tax matters subject to audit.

(c) Includes restructuring and restructuring related charges of $2 million pre-tax, $1 million after tax or $0.02 per share, of which $1 million is recorded in cost of sales and $1 million is recorded in SGA&E. Geographically, $1 million is recorded in North America and $1 million in Europe, South America and India.

(d) Includes a pre-tax expense of $5 million, $4 million after-tax or $0.07 per share related to the write off of debt issuance costs from the debt refinancing in March 2007.

(1) As disclosed in Tenneco's Form 10-K/A filed August 14, 2007, Tenneco restated its financial results for the years ended December 31, 2004, 2005 and 2006 and for the quarters ended March 31, 2006 and 2007, June 30, 2006 and September 30, 2006. The amounts presented in this table reflect the results of the restatement.

				ATTACHMENT 1

	TENNECO INC. AND CONSOLIDATED SUBSIDIARIES
	BALANCE SHEETS
	(Unaudited)
	(Millions)

		March 31, 2008		December 31, 2007

	Assets

	Cash and Cash Equivalents	$161		$188

	Receivables, Net	855	(a)	757	(a)

	Inventories	602		539

	Other Current Assets	182		157

	Investments and Other Assets	779		764

	Plant, Property, and Equipment, Net	1,232		1,185

	Total Assets	$3,811		$3,590

	Liabilities and Shareholders' Equity

	Short-Term Debt	$44		$46

	Accounts Payable	1,039		987

	Accrued Taxes	82		41

	Accrued Interest	31		22

	Other Current Liabilities	262		262

	Long-Term Debt	1,419	(b)	1,328	(b)

	Deferred Income Taxes	76		114

	Deferred Credits and Other Liabilities	359		359

	Minority Interest	34		31

	Total Shareholders' Equity	465		400

	Total Liabilities and Shareholders' Equity	$3,811		$3,590

		March 31, 2008		December 31, 2007
(a)	Accounts Receivables net of:
	Accounts receivables securitization programs	$171		$157

(b)	Long term debt composed of:	March 31, 2008		December 31, 2007

	Borrowings against revolving credit facilities	$260		$169
	Term loan A (Due 2012)	150		150
	10.25% senior notes (Due 2013)	250		251
	8.625% subordinated notes (Due 2014)	500		500
	8.125% senior notes (Due 2015)	250		250
	Other long term debt	9		8

		$1,419		$1,328

	ATTACHMENT 1

Tenneco Inc. and Consolidated Subsidiaries
Statements of Cash Flows
(Unaudited)
(Millions)

	Three Months Ended
	March 31,
	2008	2007 (1)

Operating activities:
Net income	$6	$5
Adjustments to reconcile net income
to net cash provided (used) by operating activities -
Depreciation and amortization of other intangibles	55	48
Stock option expense	3	2
Deferred income taxes	(5)	(3)
Loss on sale of assets, net	2	2
Changes in components of working capital (net of acquisition)-
(Inc.)/dec. in receivables	(87)	(201)
(Inc.)/dec. in inventories	(43)	(74)
(Inc.)/dec. in prepayments and other current assets	(18)	(11)
Inc./(dec.) in payables	16	150
Inc./(dec.) in taxes accrued	3	(4)
Inc./(dec.) in interest accrued	9	(5)
Inc./(dec.) in other current liabilities	(11)	6
Other	3	(8)
Net cash used by operating activities	(67)	(93)

Investing activities:
Net proceeds from sale of assets	1	-
Cash payments for plant, property & equipment	(63)	(39)
Cash payments for software-related intangibles	(5)	(7)
Investments and other	-	1
Net cash used by investing activities	(67)	(45)

Financing activities:
Issuance of common shares	1	2
Issuance of long-term debt	-	150
Debt issuance costs on long-term debt	-	(6)
Retirement of long-term debt	(3)	(357)
Net inc./(dec.) in revolver borrowings and short-term debt excluding current
maturities on long-term debt	91	280
Distribution to minority interest partners	(2)	(1)
Other	-	1
Net cash provided by financing activities	87	69

Effect of foreign exchange rate changes on cash and cash equivalents	20	3

Decrease in cash and cash equivalents	(27)	(66)
Cash and cash equivalents, January 1	188	202
Cash and cash equivalents, March 31	$161	$136

Cash paid during the period for interest	$22	$42
Cash paid during the period for income taxes	12	8

Non-cash Investing and Financing Activities
Period ended balance of payables for plant, property, and equipment	$29	$17

(1) As disclosed in Tenneco's Form 10-K/A filed August 14, 2007, Tenneco restated its financial results for the years ended December 31, 2004, 2005 and 2006 and for the quarters ended March 31, 2006 and 2007, June 30, 2006 and September 30, 2006. The amounts presented in this table reflect the results of the restatement.

ATTACHMENT 2

TENNECO INC.
RECONCILIATION OF GAAP(1) NET INCOME TO EBITDA(2)
Unaudited

	Q1 2008
		Europe,
	North	SA &	Asia
	America	India	Pacific	Total
Net income				$6

Minority interest				3

Income tax expense				5

Interest expense (net of interest capitalized)				25

EBIT, Income before interest expense, income taxes and minority interest (GAAP measure)	$9	$25	$5	39

Depreciation and amortization of other intangibles	26	24	5	55

Total EBITDA(2)	$35	$49	$10	$94

	Q1 2007 (3)
		Europe,
	North	SA &	Asia
	America	India	Pacific	Total
Net income				$5

Minority interest				2

Income tax expense				2

Interest expense (net of interest capitalized)				40

EBIT, Income before interest expense, income taxes and minority interest (GAAP measure)	$30	$13	$6	49

Depreciation and amortization of other intangibles	23	21	4	48

Total EBITDA(2)	$53	$34	$10	$97

(1) Generally Accepted Accounting Principles

(2) EBITDA represents income before interest expense, income taxes, minority interest and depreciation and amortization. EBITDA is not a calculation based upon generally accepted accounting principles. The amounts included in the EBITDA calculation, however, are derived from amounts included in the historical statements of income data. In addition, EBITDA should not be considered as an alternative to net income or operating income as an indicator of the company's operating performance, or as an alternative to operating cash flows as a measure of liquidity. Tenneco has presented EBITDA because it regularly reviews EBITDA as a measure of the company's performance. In addition, Tenneco believes its investors utilize and analyze our EBITDA for similar purposes. Tenneco also believes EBITDA assists investors in comparing a company's performance on a consistent basis without regard to depreciation and amortization, which can vary significantly depending upon many factors. However, the EBITDA measure presented may not always be comparable to similarly titled measures reported by other companies due to differences in the components of the calculation.

(3) As disclosed in Tenneco's Form 10-K/A filed August 14, 2007, Tenneco restated its financial results for the years ended December 31, 2004, 2005 and 2006 and for the quarters ended March 31, 2006 and 2007, June 30, 2006 and September 30, 2006. The amounts presented in this table reflect the results of the restatement.

						ATTACHMENT 2

TENNECO INC.
RECONCILIATION OF GAAP(1) TO NON-GAAP EARNINGS MEASURES(2)
Unaudited

	Q1 2008				Q1 2007 (4)
	EBITDA (3)	EBIT	Net Income	Per Share	EBITDA (3)	EBIT	Net Income	Per Share
Earnings Measures	$94	$39	$6	$0.13	$97	$49	$5	$0.11

Adjustments (reflect non-GAAP measures):
Restructuring and restructuring related expenses	4	4	3	0.06	2	2	1	0.02
Charges related to refinancing	-	-	-	-	-	-	4	0.07
Tax Adjustments	-	-	1	0.01	-	-	-	-

Non-GAAP earnings measures	$98	$43	$10	$0.20	$99	$51	$10	$0.20

					Q1 2008
						Europe,
					North	SA &	Asia
					America	India	Pacific	Total
EBIT					$9	$25	$5	$39
Restructuring and restructuring related expenses					1	3	-	4

Adjusted EBIT					$10	$28	$5	$43

					Q1 2007 (4)
						Europe,
					North	SA &	Asia
					America	India	Pacific	Total
EBIT					$30	13	$6	$49
Restructuring and restructuring related expenses					1	1	-	2

Adjusted EBIT					$31	$14	$6	$51

(1) Generally Accepted Accounting Principles

(2) Tenneco presents the above reconciliation of GAAP to non-GAAP earnings measures primarily to reflect the results for the first quarters of 2008 and 2007 in a manner that allows a better understanding of the results of operational activities separate from the financial impact of decisions made for the long-term benefit of the company. Adjustments similar to the ones reflected above have been recorded in earlier periods, and similar types of adjustments can reasonably be expected to be recorded in future periods. Using only the non-GAAP earnings measures to analyze earnings would have material limitations because its calculation is based on the subjective determinations of management regarding the nature and classification of events and circumstances that investors may find material. Management compensates for these limitations by utilizing both GAAP and non-GAAP earnings measures reflected above to understand and analyze the results of the business. The company believes investors find the non-GAAP information helpful in understanding the ongoing performance of operations separate from items that may have a disproportionate positive or negative impact on the company's financial results in any particular period.

(3) EBITDA represents income before interest expense, income taxes, minority interest and depreciation and amortization. EBITDA is not a calculation based upon generally accepted accounting principles. The amounts included in the EBITDA calculation, however, are derived from amounts included in the historical statements of income data. In addition, EBITDA should not be considered as an alternative to net income or operating income as an indicator of the company's operating performance, or as an alternative to operating cash flows as a measure of liquidity. Tenneco has presented EBITDA because it regularly reviews EBITDA as a measure of the company's performance. In addition, Tenneco believes its investors utilize and analyze our EBITDA for similar purposes. Tenneco also believes EBITDA assists investors in comparing a company's performance on a consistent basis without regard to depreciation and amortization, which can vary significantly depending upon many factors. However, the EBITDA measure presented may not always be comparable to similarly titled measures reported by other companies due to differences in the components of the calculation.

(4) As disclosed in Tenneco's Form 10-K/A filed August 14, 2007, Tenneco restated its financial results for the years ended December 31, 2004, 2005 and 2006 and for the quarters ended March 31, 2006 and 2007, June 30, 2006 and September 30, 2006. The amounts presented in this table reflect the results of the restatement.

ATTACHMENT 2

TENNECO INC.
RECONCILIATION OF GAAP REVENUE TO NON-GAAP REVENUE MEASURES(1)
Unaudited

	Q1 2008
				Substrate	Revenues
				Sales	Excluding
			Revenues	Excluding	Currency
		Currency	Excluding	Currency	and Substrate
	Revenues	Impact	Currency	Impact	Sales
North America Original Equipment
Ride Control	$112	$-	$112	$-	$112
Exhaust	438	2	436	217	219
Total North America Original Equipment	550	2	548	217	331

North America Aftermarket
Ride Control	98	1	97	-	97
Exhaust	35	1	34	-	34
Total North America Aftermarket	133	2	131	-	131

Total North America	683	4	679	217	462

Europe Original Equipment
Ride Control	129	17	112	-	112
Exhaust	426	55	371	134	237
Total Europe Original Equipment	555	72	483	134	349

Europe Aftermarket
Ride Control	47	6	41	-	41
Exhaust	40	5	35	-	35
Total Europe Aftermarket	87	11	76	-	76

South America & India	94	11	83	13	70

Total Europe, South America & India	736	94	642	147	495

Asia	90	9	81	27	54

Australia	51	7	44	6	38

Total Asia Pacific	141	16	125	33	92

Total Tenneco Inc.	$1,560	$114	$1,446	$397	$1,049

	Q1 2007(2)
				Substrate	Revenues
				Sales	Excluding
			Revenues	Excluding	Currency
		Currency	Excluding	Currency	and Substrate
	Revenues	Impact	Currency	Impact	Sales
North America Original Equipment
Ride Control	$133	$-	$133	$-	$133
Exhaust	376	-	376	166	210
Total North America Original Equipment	509	-	509	166	343

North America Aftermarket
Ride Control	98	-	98	-	98
Exhaust	36	-	36	-	36
Total North America Aftermarket	134	-	134	-	134

Total North America	643	-	643	166	477

Europe Original Equipment
Ride Control	107	-	107	-	107
Exhaust	387	-	387	138	249
Total Europe Original Equipment	494	-	494	138	356

Europe Aftermarket
Ride Control	39	-	39	-	39
Exhaust	41	-	41	-	41
Total Europe Aftermarket	80	-	80	-	80

South America & India	70	-	70	8	62

Total Europe, South America & India	644	-	644	146	498

Asia	70	-	70	26	44

Australia	43	-	43	5	38

Total Asia Pacific	113	-	113	31	82

Total Tenneco Inc.	$1,400	$-	$1,400	$343	$1,057

(1) Tenneco presents the above reconciliation of revenues in order to reflect the trend in the company's sales, in various product lines and geographical regions, separately from the effects of doing business in currencies other than the U.S. dollar. Additionally, substrate sales which the company previously referred to as pass-through sales include precious metals pricing, which may be volatile. Substrate sales occur when, at the direction of its OE customers, Tenneco purchases catalytic converters or components thereof from suppliers, uses them in its manufacturing processes and sells them as part of the completed system. While Tenneco original equipment customers assume the risk of this volatility, it impacts reported revenue. Excluding substrate sales removes this impact. Tenneco uses this information to analyze the trend in revenues before these factors. Tenneco believes investors find this information useful in understanding period to period comparisons in the company's revenues.

(2) As disclosed in Tenneco's Form 10-K/A filed August 14, 2007, Tenneco restated its financial results for the years ended December 31, 2004, 2005 and 2006 and for the quarters ended March 31, 2006 and 2007, June 30, 2006 and September 30, 2006. The amounts presented in this table reflect the results of the restatement.

ATTACHMENT 2

TENNECO INC.
RECONCILIATION OF NON-GAAP MEASURES(7)
Debt net of cash / Adjusted EBITDA - LTM

		Quarter Ended March 31

		2008		2007

Total debt		$1,463		$1,458

Cash and cash equivalents		161		136

Debt net of cash balances (1)		1,302		1,322

Adjusted EBITDA (2) (3)		486		417

Ratio of net debt to adjusted EBITDA (4)		2.7x		3.2x

	Q2 07	Q3 07	Q4 07	Q1 08	Q1 08 LTM

Net income (loss)	41	21	(72)	6	(4)

Minority interest	2	4	2	3	11

Income tax expense	20	-	61	5	86

Interest expense (net of interest capitalized)	40	32	52	25	149

EBIT, Income before interest expense, income taxes and minority interest (GAAP measure)	103	57	43	39	242

Depreciation and amortization of other intangibles	50	52	55	55	212

Total EBITDA (2)	153	109	98	94	454

Restructuring and restructuring related expenses	2	3	18	4	27

New Aftermarket customer changeover costs (5)	-	5	-	-	5

Total Adjusted EBITDA (3)	155	117	116	98	486

	Q2 06	Q3 06	Q4 06	Q1 07	Q1 07 LTM

Net income	24	7	15	5	51

Minority interest	1	2	2	2	7

Income tax expense (benefit)	13	4	(12)	2	7

Interest expense (net of interest capitalized)	35	30	34	40	139

EBIT, Income before interest expense, income taxes and minority interest (GAAP measure)	73	43	39	49	204

Depreciation and amortization of other intangibles	47	45	48	48	188

Total EBITDA (2)	120	88	87	97	392

Restructuring and restructuring related expenses	8	7	6	2	23

New Aftermarket customer changeover costs (5)	6	-	-	-	6
Pension Curtailment (6)	-	-	(7)	-	(7)
Reserve for receivables from former affiliate	-	-	3	-	3

Total adjusted EBITDA (3)	134	95	89	99	417

(1) Tenneco presents debt net of cash balances because management believes it is a useful measure of Tenneco's credit position and progress toward reducing leverage. The calculation is limited in that the company may not always be able to use cash to repay debt on a dollar-for- dollar basis.

(2) EBITDA represents income before interest expense, income taxes, minority interest and depreciation and amortization. EBITDA is not a calculation based upon generally accepted accounting principles. The amounts included in the EBITDA calculation, however, are derived from amounts included in the historical statements of income data. In addition, EBITDA should not be considered as an alternative to net income or operating income as an indicator of the company's operating performance, or as an alternative to operating cash flows as a measure of liquidity. Tenneco Inc. has presented EBITDA because it regularly reviews EBITDA as a measure of the company's performance. In addition, Tenneco believes its investors utilize and analyze our EBITDA for similar purposes. Tenneco also believes EBITDA assists investors in comparing a company's performance on a consistent basis without regard to depreciation and amortization, which can vary significantly depending upon many factors. However, the EBITDA measure presented may not always be comparable to similarly titled measures reported by other companies due to differences in the components of the calculation.

(3) Adjusted EBITDA is presented in order to reflect the results in a manner that allows a better understanding of operational activities separate from the financial impact of decisions made for the long term benefit of the company and other items impacting comparability between the periods. Similar adjustments to EBITDA have been recorded in earlier periods, and similar types of adjustments can reasonably be expected to be recorded in future periods. The company believes investors find the non-GAAP information helpful in understanding the ongoing performance of operations separate from items that may have a disproportionate positive or negative impact on the company's financial results in any particular period.

(4) Tenneco presents the above reconciliation of the ratio of debt net of cash to annual adjusted EBITDA to show trends that investors may find useful in understanding the company's ability to service its debt. For purposes of this calculation, annual adjusted EBITDA is used as an indicator of the company's performance and debt net of cash is presented as an indicator of our credit position and progress toward reducing our financial leverage. This reconciliation is provided as supplemental information and not intended to replace the company's existing covenant ratios or any other financial measures that investors may find useful in describing the company's financial position. See notes (1), (2) and (3) for a description of the limitations of using debt net of cash, EBITDA and adjusted EBITDA.

(5) Represents costs associated with changing new aftermarket customers from their prior suppliers to an inventory of our products. Although our aftermarket business regularly incurs changeover costs, we specifically identify in the table above those changeover costs that, based on the size or number of customers involved, we believe are of an unusual nature for the quarter in which they were incurred.

(6) In August 2006, we announced that we were freezing future accruals under our U.S. defined benefit pension plans for substantially all our U.S. salaried and non-union hourly employees effective December 31, 2006. In lieu of those benefits, we are offering additional benefits under defined contribution plan.

(7) As disclosed in Tenneco's Form 10-K/A filed August 14, 2007, Tenneco restated its financial results for the years ended December 31, 2004, 2005 and 2006 and for the quarters ended March 31, 2006 and 2007, June 30, 2006 and September 30, 2006. The amounts presented in this table reflect the results of the restatement.

CONTACT:
Tenneco
Jane Ostrander
Media Relations
847 482-5607
jostrander@tenneco.com
or
Leslie Hunziker
Investor Relations
847 482-5042
lhunziker@tenneco.com